Exhibit (d)(9)

THE PRUDENTIAL SERIES FUND, INC.

SP Goldman Sachs Small Cap Value Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 20th day of January, 2004 between Prudential Investments LLC (“PI” or the “Manager”), a New York limited liability company, and Goldman Sachs Asset Management, L.P., a unit of the Investment Management Division of Goldman, Sachs & Co. (“GSAM” or the “Subadviser”),

WHEREAS, the Manager has entered into a Management Agreement (the “Management Agreement”) dated April 3, 2002, with The Prudential Series Fund, Inc., a Maryland corporation (the “Fund”) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to which PI acts as Manager of the Fund; and

WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory services to the Fund and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Fund, referred to herein as the “Fund”) and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Directors of the Fund, the Subadviser shall manage such portion of the Fund’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time provided that any such changes are explicitly communicated to and agreed upon by the Subadviser, being herein called the “Prospectus”), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Fund’s investments as the Manager shall direct (the “Portfolio”), and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Articles of Incorporation, By-Laws and Prospectus of the Fund provided to it by the Manager (the “Fund Documents”) and with the instructions and directions of the Manager and of the Board of Directors of the Fund, co-operate with the Manager’s (or its designee’s) personnel responsible for monitoring the Fund’s compliance, and conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal laws and regulations. Notwithstanding the foregoing, the Subadviser shall have no responsibility to monitor compliance with limitations or restrictions specifically applicable to the Fund unless such limitations or restrictions are provided to the Subadviser in writing. The Subadviser shall supervise and monitor the activities of its representatives, personnel and agents in connection with the investment program of the Portfolio. In connection therewith, the Subadviser shall be responsible for the preparation and filing of Schedule 13-G and Form 13-F reflecting the Portfolio’s securities holdings. The Subadviser shall not be responsible for the preparation or filing of any other reports required of the Portfolio by any governmental or regulatory agency, except as the parties may expressly agree to in writing. The Manager shall provide Subadviser timely with copies of any updated Fund documents. Any amendments to the foregoing documents will not be deemed effective with respect to the Subadviser until the Subadviser’s receipt thereof.

(iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Fund’s portfolio, as applicable, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated or any broker or dealer affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund’s Prospectus or as the Board of Directors may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will seek to obtain best execution for the Fund. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants (“FCMs”) who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers and FCMs (including, to the extent legally permissible, broker-dealers and FCMs affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of 1the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

In connection with its management of the Portfolio and consistent with its fiduciary obligation to the Fund and other clients, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Fund’s portfolio transactions effected by it for the portfolio as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Fund’s Board of Directors such periodic and special reports as the Directors may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v) Custody of the Portfolio will be maintained by a custodian bank (the “Custodian”) and the Investment Manager will authorize the Custodian to honor orders and instructions by employees of the Subadviser designated by the Subadviser to settle transactions in respect of the Portfolio. No assets may be withdrawn from the Portfolio other then for settlement of transactions on behalf of the Portfolio except upon the written authorization of appropriate officers of the Trust who shall have been certified as such by proper authorities of the Trust prior to the withdrawal.

The Subadviser or an affiliate shall provide the Fund’s Custodian on each business day with such information as the Custodian reasonably requests and the Subadviser reasonably agrees to provide relating to transactions concerning the Portfolio, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Manager understand and agree that if the Manager manages the Fund in a “manager-of-managers” style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Fund’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Fund’s Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Manager and the Fund intend to rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Fund’s portfolio or any other transactions of Fund assets.

(b) The Subadviser shall keep the Fund’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Fund as required by the 1940 Act are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) In connection with its duties under this Agreement and limited solely to the portion of the Fund the Subadviser manages, the Subadviser agrees to maintain compliance procedures designed to maintain compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal securities regulations.

(d) The Subadviser shall be responsible for the voting of all shareholder proxies and corporate actions with respect to the investments and securities held in the Fund’s portfolio pursuant to its internal procedures, subject to such reporting and other requirements as shall be reasonably established by the Manager.

(e) Upon reasonable request from the Manager, the Subadviser (through a qualified person) will reasonably assist the valuation committee of the Fund or the Manager in valuing securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued; however, Manager acknowledges, that Manager or its pricing agents shall assume all responsibility for valuation decisions.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Fund’s custodian to provide) timely information, as agreed upon with the Subadviser, to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund (based on procedures or arrangements agreed upon by the Subadviser and the Manager), and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Directors of the Fund that affect the duties of the Subadviser).

3. For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund’s average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager. In computing the fee to be paid to the Subadviser, the net asset value of the Portfolio shall be valued as set forth in the Prospectus. If this Agreement is terminated, the payment described herein shall be prorated to the date of termination.

4. The Manager has furnished the Subadviser with true, correct and complete copies of each of the following documents:

(a) The Articles of Incorporation of the Fund, as in effect on the date hereof;

(b) The By-Laws of the Fund, as in effect on the date hereof;

(c) The resolutions of the Directors approving the engagement of the Subadviser as portfolio manager of the Portfolio and approving the form of this Agreement;

(d) The resolutions of the Directors selecting the Investment Manager as investment manager to the Portfolio and approving the form of the Management Agreement;

(e) The Management Agreement;

(f) The Code of Ethics of the Fund and of the Investment Manager, as in effect on the date hereof; and

(g) A list of companies the securities of which are not to be bought or sold for the Portfolio.

5. The parties hereto understand that any information or recommendation supplied by the Subadviser in connection with the performance of its obligation hereunder is to be regarded as confidential and for use only by the Manager, the Fund or such persons the Manager may designate in connection with the Portfolio. The parties also understand that any information supplied to the Subadviser in connection with the performance of its obligation hereunder, particularly, but not limited to, any list of securites which may be bought or sold for the Portfolio, is to be regarded as confidential and for use only by the Subadviser in connection with its obligation to provided investment advice and other services of the Portfolio.

6. Each party hereto hereby further represents and warrants to the other that: (i) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; and (ii) it will use its reasonable best efforts to maintain each such registration or license in effect at all times during the term of this Agreement; and (iii) it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated; and (iv) it is duly authorized to enter into this Agreement and to perform its obligations hereunder.

7. The Subadviser and its affiliated persons and controlling persons shall not be liable for any error of judgment or for any loss suffered by the Fund, including the Portfolio, or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under federal or state securities laws.

The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Manager’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws, or as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus covering shares of the Fund, Fund marketing materials and advertising, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made other than in reliance upon and in conformity with written information furnished by the Subadviser, or any affiliated person of the Subadviser or other than upon verbal information confirmed by the Subadviser in writing; provided, however, that in no case is the Investment Manager’s indemnity in favor of the Subadviser or any affiliated person or controlling person of the Subadviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Without limiting the foregoing, the Subadviser shall have no liability for any act or omission taken by the Manager, another Subadviser, or any other third party, in respect of any portion of the Fund’s assets not managed by the Subadviser pursuant to this Agreement.

The Subadviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws or as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Subadviser to the Investment Manager, the Portfolio, the Fund or any affiliated person of the Investment Manager, the Portfolio or the Fund or upon verbal confirmation confirmed by the Subadviser in writing, or to the extent of, and as a result of, the failure of the Subadviser to execute, or cause to be executed, portfolio investment transactions according to the requirements of the 1940 Act; provided, however, that in no case is the Subadviser’s indemnity in favor of the Investment Manager or any affiliated person or controlling person of the Investment Manager deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

8. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Fund and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Fund at Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 32 Old Slip, 17th Floor, 1 Financial Square, New York, NY 10005, Attention: Scott Kilgallen.

9. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

10. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material without the Subadviser’s prior written approval. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, any tradename, trademark, trade device, service mark, symbol or logo associated with those names are the valuable property of the Subadviser or its affiliates and that the Manager has the right to use to such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Subadviser, such approval not to be unreasonably withheld, and for so long as the Subadviser is Subadviser of the Fund with respect to the Portfolio. Notwithstanding the foregoing, the Subadviser’s approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Manager and Sub-Adviser identify materials which they jointly determine do not require the Subadviser’s approval and (iii) used as required to be disclosed in the registration statement of the Fund. Upon termination of this Agreement, the Fund and the Manager shall forthwith cease to use such name (or derivative or logo), although the Manager may continue to use such name (or derivative or logo) as permitted by other then current subadvisory agreements in which the Manager and Subadviser have executed.

11. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

12. The provisions of this Agreement shall be subject to all applicable statutes, laws, rules and regulations, including, without limitation, the applicable provisions of the 1940 Act and rules and regulations promulgated thereunder. To the extent that any provision contained herein conflicts with any such applicable provision of law or regulation, the latter shall control. The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

13. This Agreement shall be governed by the laws of the State of New York.

14. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including Schedule A hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

15. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16. Each provision of this Agreement is intended to be severable. If any provision of this Agreement is held to be illegal or made invalid by court decision, statute, rule or otherwise, such illegality or invalidity will not affect the validity or enforceability of the remainder of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC
By:	/s/ Robert F. Gunia
Name:	Robert F. Gunia
Title:	Executive Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ James A. McNamara
Name:	James A. McNamara
Title:	Managing Director

SCHEDULE A

THE PRUDENTIAL SERIES FUND, INC.

SP Goldman Sachs Small Cap Portfolio

As compensation for services provided by Goldman Sachs Asset Management, L.P. (“GSAM”), Prudential Investments LLC will pay GSAM a fee equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
SP Goldman Sachs Small Cap Value Portfolio	0.50% for first $500 million in assets;
0.45% over $500 million in assets[1]

Dated as of January 20th, 2004.

[1]	For purposes of fee calculation, the assets managed by GSAM in the SP Goldman Sachs Small Cap Value Portfolio will be aggregated with the assets managed by GSAM in the American Skandia Trust AST Goldman Sachs Small Cap Value Portfolio.